UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 1, 2025

SHINECO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37776	52-2175898
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

Room 603B, Building A, Oriental Media Center,

Chaoyang District, Beijing,

People’s Republic of China, Postcode: 100025.

(Address of principal executive offices)

Registrant’s telephone number, including area code	(+86) 10-87227366

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SISI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;

Transfer of Listing.

As previously reported, on June 16, 2025, Shineco Inc. (“Shineco” or the “Company”) received a staff determination letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with the minimum bid price requirement as set forth under Nasdaq Listing Rule 5550(a)(2) (“Bid Price Rule”) for continued listing on Nasdaq. The Letter stated that, unless the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”), trading of the Company’s securities would be suspended at the opening of business on June 25, 2025. The Company submitted a timely request for a hearing on June 23, 2025.

The Panel conducted the hearing on July 24, 2025, during which the Company presented its case regarding its non-compliance with the Bid Price Rule. On July 25, 2025, the Company received a letter from the Panel denying its request for continued listing. Nasdaq subsequently notified the Company that trading in its common stock would be suspended effective July 29, 2025 (the “Panel Decision”).

On July 28, 2025, the Company received notice that the Nasdaq Listing and Hearing Review Council (the “Listing Council”), pursuant to its authority under Nasdaq Listing Rule 5820(b), had called the matter for review and granted a stay of the Panel Decision pending the outcome of that review, thereby staying the suspension of trading and delisting of the Company’s common stock pending further review by the Listing Council (the “Listing Council Letter”).

Following its review, the Listing Council issued its decision on October 1, 2025, affirming the Panel’s decision to delist the Company’s securities (the “Listing Council Decision”). On October 3, 2025, Nasdaq informed the Company that the stay had been lifted and that trading in the Company’s common stock would be suspended effective at the open of trading on Tuesday, October 7, 2025.

The Company has indicated its intent to appeal the Listing Council’s decision to the Securities and Exchange Commission (“SEC”) pursuant to Sections 19(d) and 19(f) of the Securities Exchange Act of 1934, as amended. In the interim, on October 6, 2025, the Company filed an emergency petition with the United States Court of Appeals for the D.C. Circuit, seeking to enjoin Nasdaq from implementing the trading suspension pending resolution of the SEC appeal. The Company sought interim judicial relief due to the ongoing U.S. federal government shutdown, which has effectively halted the SEC’s ability to process or act upon filings in administrative proceedings. The Company’s petition was denied, and Nasdaq’s suspension of trading in the Company’s common stock took effect on October 7, 2025.

Item 8.01 Other Events.

On July 28, 2025, the Company, along with two of its shareholders (collectively, “Plaintiffs”), initiated legal proceedings against Nasdaq in the United States District Court for the Southern District of New York (Civil Action No. 1:25-cv-6159) (the “Lawsuit”). The Lawsuit sought an expedited Temporary Restraining Order (“TRO”) to enjoin Nasdaq from suspending trading and delisting the Company’s common stock (“Lawsuit”), citing prospective irreparable harm and other grounds.

Shortly after the filing, the Company received the Listing Council Letter granting a stay of the Panel Decision. Consequently, the Plaintiffs withdrew their motion for the TRO.

Following the Listing Council Decision on October 1, 2025, the Company filed a renewed Emergency Motion for a Temporary Restraining Order and Preliminary Injunction, along with an Amended Complaint, on October 3, 2025 (the “Renewed TRO”). On October 4, 2025, the District Court denied the Renewed TRO without prejudice and dismissed the Lawsuit for lack of jurisdiction.

On October 6, 2025, the Company filed an emergency petition with the United States Court of Appeals for the D.C. Circuit, seeking an order to prohibit Nasdaq from suspending trading of Shineco’s common stock pending the Company’s appeal of the Listing Council Decision to the SEC. The petition was denied, and Nasdaq’s suspension of trading in the Company’s common stock took effect on October 7, 2025.

The Company continues to evaluate all available options in response to the delisting determination and related developments. While the Company has taken certain legal and regulatory actions to challenge the delisting, it reserves the right to pursue any additional remedies, strategies, or corporate actions it deems appropriate in the future. No assurance can be given regarding the outcome of any pending or future proceedings, or the Company’s ability to resume trading on a national securities exchange or any other trading platform.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shineco, Inc.

By:	/s/ Jennifer Zhan
Jennifer Zhan
Chief Executive Officer

Date: October 7, 2025

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